EXHIBIT 99.1

NEW WORLD REPORTS CONTINUED IMPROVEMENT IN OPERATING RESULTS.

THIRD CONSECUTIVE QUARTER OF OPERATING INCOME.

            GOLDEN, Colo. (11/5/04)—New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today reported improved trends in comparable store sales, improvements in operating income and cash flow, and a reduced net loss for the 13 weeks ended September 28, 2004.

Period-over-period comparable store sales for the third quarter of fiscal 2004 were down 1.6 % as compared to a decline of 3.7 % in period-over-period comparable store sales for the second quarter of fiscal 2004, an approximate 200 basis point improvement.  “In particular, we are pleased to report that approximately 40 percent of the stores operating under the Einstein Bros. brand have shown positive comparable store sales during the past quarter,” said Paul Murphy, New World CEO.

Income from operations in the third quarter rose to $2.3 million, or 2.5 percent of total revenue, compared to an operating loss of $2.2 million in the corresponding 2003 quarter — a $4.5 million improvement. This is the third consecutive quarter that New World has reported an operating profit this fiscal year. Net interest expense for the quarter decreased 43.8 percent to $5.7 million from $10.2 million a year earlier, due to the debt refinancing completed in the third quarter of 2003.

New World reduced its net loss for the third quarter of 2004 to $3.5 million, or $0.35 per basic and diluted share, compared with $34.2 million or $13.55 per basic and diluted share a year earlier. The net loss for the third quarter of 2004 included an impairment charge of $0.4 million due to the decision to close two restaurants and to write down the assets of four other underperforming restaurants. Additionally, the 2004 quarter included a $0.3 million loss on the sale of leasehold improvements and certain other assets.

In the third quarter of 2003, New World recorded a $0.4 million gain on the disposal of assets and a $1.1 million benefit for the cumulative change in the fair value of derivatives.  These benefits were offset by a one-time, non-cash loss of $23.0 million on the exchange of the Series F Preferred Shares in connection with the 2003 equity restructuring. The company’s equity restructuring, which was completed on September 30, 2003, eliminated the Series F Preferred Stock and its related dividends and accretion on a going forward basis.

New World’s operations consumed approximately $5.9 million of cash during the third quarter of 2004 and $0.4 million of cash through the first three quarters of 2004, compared with $7.6 million and $6.4 million in the comparable periods a year earlier. “With the requirement for the semi-annual interest payment on the $160 million indenture, we will consume cash during the first and third quarters of each year. However, in addition to the cash demand for interest, we also paid in excess of $0.8 million for additional debt reduction during the third quarter of 2004. We are pleased at our ability to generate an adequate cash flow to fund our operations and provide for capital investments,” said Mr. Murphy. “This is the fourth consecutive quarter in which we have shown improvements in operating cash flow.”

              Total revenues for the third quarter of 2004 were $91.2 million, compared with $93.2 million in the same period of 2003. The 2.2 percent decline in revenue was primarily the result of a $2.2 million decrease in retail sales in company operated Einstein Bros. and Noah’s New York Bagels restaurants, which represent the most significant component of New World’s revenue. Comparable store sales declined 1.6 percent in the third quarter of 2004 compared to the same period in 2003, which was comprised of a 6.3 percent decline in transactions, partially offset by a 5.0 percent increase in the size of the average check.

Mr. Murphy noted that the company’s initiatives to improve sales reached an important milestone in October, when it opened the first two of its new concept restaurants, Einstein Bros. Café in the Denver, Colo. market. New World also plans to convert its three Einstein restaurants in the Colorado Springs, Colo. market to the new concept before the end of the fiscal year.

           While total revenues decreased during the third quarter of 2004, gross profit increased 12.0% to $16.3 million, or 17.9% of total revenues, from $14.5 million, or 15.6% of revenues, in the corresponding 2003 quarter, primarily due to improvements in retail cost of sales.  The company, which factors all store level operating expenses into its retail margins, reduced marketing expenditures this year by approximately $1.9 million as it focused on the modifications to its customer service system, menu offerings and store environments.

“We are very pleased with our store operating performance during the third quarter of 2004,” said Rick Dutkiewicz, New World CFO. “When we factor in the rising cost of commodity items such as milk and cheese, along with the adverse impact the four hurricanes had on our southeastern U.S. operations, our gross profit improvement reflects our commitment to continuous improvements in operations.”

Also contributing to the improvement in third quarter operating income was a 13.1 percent reduction in general and administrative expenses to $8.4 million, or 9.3 percent of revenues, compared to $9.7 million, or 10.4 percent of revenues, for the third quarter of 2003.  The corresponding 2003 quarter included certain legal and consulting costs associated with the company’s refinancing and the re-audit of fiscal 2000 and 2001 results. Depreciation and amortization expense declined to $5.2 million in the third quarter compared to $7.1 million for the same period in 2003, primarily due to a portion of the company’s asset base becoming fully depreciated during the first quarter of 2004.  During the fourth quarter, the company anticipates spending additional capital in connection with its conversion of existing restaurants to the new concept, which would result in a corresponding increase in the depreciable asset base, and, thus, depreciation expense.

Mr. Murphy also pointed out that the gap is narrowing between New World’s EBITDA (earnings before interest, taxes, depreciation and amortization, cumulative change in fair value of derivatives and other income) and adjusted EBITDA (which also excludes certain legal, financing and advisory fees, acquisition and integration charges and credits, certain corporate expenses, and certain other charges).  “This represents another indicator of continued improvement,” he said.  EBITDA for the third quarter increased over 50 percent to $7.5 million, or 8.2 percent of revenues, from $5.0 million, or 5.3 percent of revenues a year ago. Adjusted EBITDA was up 7.2 percent to $8.5 million, or 9.3 percent of revenues, from $7.9 million, or 8.5 percent, in the corresponding 2003 period.  (See tables at end of this press release for EBITDA reconciliations.) The company presents adjusted EBITDA information because it is relevant to the covenants in both the $160 million indenture and the AmSouth Revolver.

EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Rather, EBITDA and adjusted EBITDA are a basis upon which to assess financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.

Through the first three quarters of 2004, New World reported operating income of $8.5 million, representing 3.1 percent of total revenue, compared to a loss of $4.8 million in the three quarters of 2003. The net loss for the 39 weeks was $10.8 million, or $1.10 per share, compared with $55.0 million a year earlier.  After deducting $14.4 million in dividends and accretion on Series F Preferred Stock, the net loss available to common stockholders for the 2003 period was $69.5 million, or $36.87 per share.

Total revenues for the first three quarters of 2004 declined 3.4 percent to $276.5 million from $286.2 million in the corresponding 2003 period. EBITDA for the first three quarters of 2004 improved 46.4 percent to $24.3 million, or 8.8 percent of revenues, from $16.6 million, or 5.8 percent of revenues, a year ago. Adjusted EBITDA increased 2.8% to $25.5 million, or 9.2 percent of revenues, from $24.8 million, or 8.7 percent of revenues, in the 2003 period.

                The company also completed the divestiture of the Willoughby’s Coffee & Tea business, which includes a coffee roasting plant, three retail locations and office space—all in Connecticut—as well as related trade names and trademarks on October 6, 2004. The transaction resulted in a gain of approximately $90,000 that will be recorded in the company’s fourth fiscal quarter.

                Mr. Murphy and Mr. Dutkiewicz will discuss the company’s financial and operating results for the third quarter during a conference call scheduled for 4:30 p.m. (EDT) on November 5. To listen to the call, dial 877-445-2570 and give the operator the conference ID number, 7292171. A telephone replay of the call will be available through midnight (EDT) on November 26, 2004. To access the replay, call 800-642-1687 and give the conference ID number, 8977223. Investors and media are also invited to listen to a webcast of the call on the company’s website, www.newworldrestaurantgroup.com. The replay of the call will also be archived on the website.

New World is a leading company in the quick casual restaurant industry. The company operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands.  As of September 28, 2004, the company’s retail system consisted of 456 company-operated locations, as well as 195 franchised, and 56 licensed locations in 33 states, plus D.C. The company also operates a dough production facility.

                Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “intend,” “expect,” “plan to,” “anticipate,” “should,” “would,” “believe,” “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to the following: (i) the availability of sufficient capital to the company and the ability to reach favorable lease terms for the opening of company-operated restaurants; (ii) the success of the company’s plan to revitalize its concepts is dependent upon various factors, including the availability of capital and opportunities to make modifications; (iii) the company’s ability to build the average check depends, in part, upon market conditions, competition, and customer acceptability, among other factors; (iv) the improvement in period over period comparable store sales is not necessarily indicative of sales for the fourth quarter or future results and is subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (v) our ability to improve margins may be affected by unexpected costs or expenses, among other factors; (vi) the conversions, the expenditure of capital, and the opening of new concept stores and advertising campaigns are subject to availability of capital, and other resources, raw materials and the availability of advertising media; and (vii) the Company’s ability to generate sufficient cash flow is dependent upon economic, financial, competitive and legislative factors, among other factors. These and other risks are more fully discussed in the company’s SEC filings.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2004 AND SEPTEMBER 30, 2003

(UNAUDITED)

(in thousands, except earnings per share and related share information)

	Thirteen weeks ended:		Thirty-nine weeks ended:
	September 28, 2004	September 30, 2003	September 28, 2004	September 30, 2003
Revenues:
Retail sales	$84,763	$86,975	$256,982	$266,302
Manufacturing revenues	4,913	4,798	15,270	15,976
Franchise and license related revenues	1,503	1,454	4,287	3,909
Total revenues	91,179	93,227	276,539	286,187

Cost of sales:
Retail costs	70,315	74,277	213,805	224,616
Manufacturing costs	4,603	4,436	13,623	14,559
Total cost of sales	74,918	78,713	227,428	239,175
Gross profit	16,261	14,514	49,111	47,012

Operating expenses:
General and administrative expenses	8,442	9,716	25,260	30,574
Depreciation and amortization	5,182	7,128	15,764	21,425
Adjustment of integration and reorganization cost	(44)	(153)	(843)	(153)
Impairment charges and other related costs	402	—	402	—
Income (loss) from operations	2,279	(2,177)	8,528	(4,834)

Other expense (income):
Interest expense, net	5,723	10,188	17,426	28,458
Cumulative change in the fair value of derivatives	—	(1,063)	—	(993)
Loss (gain) on sale, disposal or abandonment of assets, net	273	(390)	1,985	(592)
Loss on exchange of Series F Preferred Stock due to Equity Recap	—	23,007	—	23,007
Other	(98)	255	(197)	(113)
Loss before income taxes	(3,619)	(34,174)	(10,686)	(54,601)

Benefit (provision) for state income taxes	147	—	(92)	(430)
Net loss	(3,472)	(34,174)	(10,778)	(55,031)
Dividends and accretion on Preferred Stock	—	—	—	(14,423)
Net loss available to common stockholders	$(3,472)	$(34,174)	$(10,778)	$(69,454)
Net loss per common share — Basic and Diluted	$(0.35)	$(13.55)	$(1.10)	$(36.87)
Weighted average number of common shares outstanding:
Basic and Diluted	9,842,385	2,521,491	9,842,169	1,883,770

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 28, 2004 AND DECEMBER 30, 2003

(in thousands, except share information)

	September 28, 2004	December 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,862	$9,575
Restricted cash	1,267	1,815
Franchise and other receivables, net of allowance of $2,904 and $3,310	6,372	5,842
Inventories	4,682	4,831
Prepaid expenses and other current assets	2,039	2,650
Total current assets	16,222	24,713

Restricted cash long-term	2,925	3,036
Property, plant and equipment, net	61,419	67,800
Trademarks and other intangibles, net	79,304	85,431
Goodwill	4,875	4,875
Debt issuance costs and other assets	7,813	9,170
Total assets	$172,558	$195,025

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Cash overdraft	$1,978	$—
Accounts payable	7,867	8,189
Accrued expenses	27,071	37,871
Short term debt and current portion of long-term debt	280	2,105
Current portion of obligations under capital leases	5	180
Total current liabilities	37,201	48,345

Senior notes and other long-term debt	161,120	161,120
Obligations under capital leases	10	29
Other liabilities	9,819	10,397
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000
Total liabilities	265,150	276,891

Stockholders’ deficit:
Common stock, $.001 par value; 15,000,000 shares authorized; 9,842,385 and 9,841,828 shares issued and outstanding	10	10
Additional paid-in capital	175,791	175,585
Unamortized stock compensation	(154)	—
Accumulated deficit	(268,239)	(257,461)
Total stockholders’ deficit	(92,592)	(81,866)
Total liabilities and stockholders’ deficit	$172,558	$195,025

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2004 AND SEPTEMBER 30, 2003

(UNAUDITED)

(in thousands)

	Thirty-nine weeks ended:
	September 28, 2004	September 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,778)	$(55,031)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,764	21,425
Stock based compensation expense	51	—
Loss (gain) on disposal of assets and impairment charges	2,215	(592)
Adjustments of integration and reorganization costs	(843)	(153)
Cumulative change in fair value of derivatives	—	(993)
Amortization of debt issuance and debt discount costs	1,387	2,675
Notes issued as paid in kind for interest on Bridge Loan	—	510
Issuance of standstill warrants	—	3,132
Greenlight interest	—	1,025
Loss on exchange of Series F Preferred Stock due to Equity Recap	—	23,007
Reduction in Bridge Loan due to Equity Recap	—	(615)
Changes in operating assets and liabilities:
Franchise and other receivables	(530)	(46)
Cash overdraft	1,978	—
Accounts payable and accrued expenses	(10,279)	2,289
Other assets and liabilities	617	(2,999)
Net cash used in operating activities	(418)	(6,366)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,605)	(5,838)
Proceeds from the sale of equipment	134	546
Net cash used in investing activities	(5,471)	(5,292)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayments) of line of credit, net	(1,000)	(1,500)
Repayment of notes payable	(825)	(801)
Proceeds from issuance of $160 Million Indenture	—	160,000
Repayment of $140 Million Facility	—	(140,000)
Advance funding of NJEDA (restricted cash)	—	(2,028)
Debt issuance costs	—	(8,538)
Common stock issued upon warrant exercise	1	—
Net cash provided by (used in) financing activities	(1,824)	7,133

Net decrease in cash	(7,713)	(4,525)
Cash and cash equivalents, beginning of period	9,575	10,705
Cash and cash equivalents, end of period	$1,862	$6,180

NEW WORLD RESTAURANT GROUP, INC.

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2004 AND SEPTEMBER 30, 2003

(UNAUDITED)

(in thousands)

	Thirteen weeks ended		Thirty-nine weeks ended
Reconciliation of Net Loss to EBITDA	September 28, 2004	September 30, 2003	September 28, 2004	September 30, 2003
Net Loss	$(3,472)	$(34,174)	$(10,778)	$(55,031)
Adjustments:
Provision (benefit) for income taxes	(147)	—	92	430
Loss (gain) on sale, disposal or abandonment of assets, net	273	(390)	1,985	(592)
Loss on exchange of Series F Preferred Stock	—	23,007	—	23,007
Other income	(98)	255	(197)	(113)
Cumulative change in the fair value of derivatives	—	(1,063)	—	(993)
Interest expense, net	5,723	10,188	17,426	28,458
Depreciation and amortization	5,182	7,128	15,764	21,425
EBITDA	$7,461	$4,951	$24,292	$16,591

	Thirteen weeks ended		Thirty-nine weeks ended
Reconciliation of EBITDA to Adjusted EBITDA	September 28, 2004	September 30, 2003	September 28, 2004	September 30, 2003
EBITDA	$7,461	$4,951	$24,292	$16,591
Adjustments:
Certain legal, financing and advisory fees	494	2,193	1,257	4,713
Acquisition and integration expenses	—	183	—	772
Adjustments of intergration and reorganization costs	(44)	(153)	(843)	(153)
Impairment charges and other related costs	402	—	402	—
Certain corporate expenses	174	95	399	863
Certain other charges	—	651	25	2,003
Adjusted EBITDA	$8,487	$7,920	$25,532	$24,789